                                                                  Exhibit 2(h)
                                                                  Execution copy

                                SUPPORT AGREEMENT

         THIS SUPPORT AGREEMENT (the "Agreement"), dated as of March 3, 1998, is entered into by and between Crescent Operating, Inc. ("Crescent Operating") and Magellan Health Services, Inc. ("Magellan").

         WHEREAS, Crescent Operating has entered into that certain Equity Purchase Agreement, dated of even date herewith, pursuant to which Crescent Operating agreed to purchase and Charter Behavioral Health System, Inc. ("Charter Inc.") agreed to sell 100% of Charter Inc.'s membership interest in Charter Behavioral Health Systems, LLC ("CBHS");

         WHEREAS, CBHS, Magellan and certain direct and indirect subsidiaries of Magellan, excluding CBHS (Magellan, together with such subsidiaries, the "Sellers"), have entered into that certain Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), pursuant to which CBHS agreed to purchase and the Sellers agreed to sell certain equity interests in certain entities (the "Subsidiaries") and the assets of certain staff model clinics;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                    ARTICLE 1
                      REPRESENTATIONS OF CRESCENT OPERATING

         Crescent Operating hereby represents and warrants to CBHS and Magellan as follows:

         1.1 Corporate Organization. Crescent Operating is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as now conducted. There are no dissolution, liquidation or revocation proceedings pending with respect to Crescent Operating.

         1.2 Authorization. Crescent Operating has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Executive Committee of the Board of Directors of Crescent Operating has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement. No other corporate or stockholder proceedings on the part of Crescent Operating are necessary to consummate the transactions contemplated hereby and perform Crescent Operating's obligations hereunder. This Agreement has been duly and validly executed and delivered by Crescent Operating and, assuming the Agreement constitutes the legal, valid and binding obligation of CBHS and Magellan, constitutes a legal, valid and binding obligation of Crescent Operating, enforceable against Crescent Operating in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         1.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of Crescent Operating; (b) violate or constitute a default under any agreement to which Crescent Operating is a party, or by which Crescent Operating is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which Crescent Operating is subject, except, in the case of clause (b) or (c), any such violations or defaults as would not, individually or in the aggregate, materially impair the ability of Crescent Operating to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

         1.4 Consents. Except (a) as set forth in Schedule 1.4 hereto and (b) as may be necessary as a result of any facts or circumstances related solely to CBHS or Magellan, no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body or other third party is required to be obtained by Crescent Operating in connection with the execution, delivery or performance by Crescent Operating of this Agreement.

                                   ARTICLE II
                           REPRESENTATIONS OF MAGELLAN

         Magellan hereby represents and warrants to Crescent Operating as follows:

         2.1      Corporate Organization.

                  (a) Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to conduct its business as now conducted. Each of the Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has the requisite corporate power and authority to conduct its business as now conducted.

                  (b) Each of the Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each of the jurisdictions in which it is required to be so qualified or licensed, except jurisdictions in which the failure to qualify to do business would not have a material effect on the business or operations of such Subsidiary.

         (c) There are no dissolution, liquidation or revocation proceedings pending with respect to any of the Sellers or Subsidiaries.

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         2.2 Authorization. Magellan has the corporate power and authority to enter into this Agreement and, assuming approval of the Board of Directors of Magellan, to carry out the transactions contemplated hereby. The Board of Directors of Magellan has preliminarily approved the transactions contemplated herein and shall meet within seven (7) days of the execution of this Agreement to consider final approval of such transactions. No other corporate or stockholder proceedings on the part of Magellan are necessary to consummate the transactions contemplated hereby and perform Magellan's obligations hereunder. This Agreement has been duly and validly executed and delivered by Magellan and, assuming the Agreement is approved by the Board of Directors of Magellan as provided above, and assuming it constitutes the legal, valid and binding obligation of Crescent Operating, constitutes a legal, valid and binding obligation of Magellan, enforceable against Magellan in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses.

         2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of Magellan; (b) violate or constitute a default under any agreement to which Magellan is a party, or by which Magellan is bound or to which any of the assets or property of Magellan is subject; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body to which Magellan is subject or to which any of the assets or property of Magellan is subject, except, in the case of clause (b) or (c), any such violations or defaults as would not, individually or in the aggregate, materially impair the ability of Magellan to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

                                   ARTICLE III
                            COVENANTS AND AGREEMENTS

         3.1 Financing. Crescent Operating hereby agrees as soon as practicable after execution of this Agreement to cooperate with CBHS and provide assistance to CBHS in the preparation of any offering documents or other material required in connection with CBHS's efforts to obtain financing for CBHS's payment obligations under the Purchase Agreement. Crescent Operating shall use its commercially reasonable best efforts to assist CBHS in obtaining such financing, upon terms acceptable to CBHS and Crescent Operating in their sole judgment, within 120 days after the date of this Agreement; it being understood by the parties that certain extensions to the 120-day period may be necessary to complete all actions necessary to obtain such financing. All expenses incurred in connection with obtaining such financing, including accounting costs, legal fees, investment banking fees, printing costs and SEC filing fees, shall be reimbursed by Crescent Operating. Magellan agrees to cooperate with CBHS in providing any information needed in connection with obtaining the financing referenced herein. Crescent Operating further agrees that, in the event an offering is to be consummated and, at the time the pricing of the offering is to occur, the offering proceeds to be received in such offering, based on the proposed pricing, would be less than $280,000,000 plus any and all Advances, then Crescent Operating shall purchase, on the closing date of such offering, the amount of CBHS securities offered in such offering necessary to cause the offering proceeds to be received in such offering to equal $280,000,000 plus any and all Advances, but in no event shall Crescent Operating be obligated to purchase CBHS securities having an aggregate purchase price in excess of $25,000,000. Crescent Operating agrees, in any public equity financing proposed to be undertaken by CBHS, to sell a sufficient percentage of the ownership interests of CBHS, based on advice of the managing underwriter(s) for any such offering, to raise $280,000,000 plus an amount equal to the amount of the Advances. "Advances" shall having the meaning ascribed to such term in Section 4.10 of the Purchase Agreement.

         3.2 Termination Fee. In the event that, as a result of the failure by CBHS to obtain sufficient financing in accordance with Section 3.1 above, (i) the transactions contemplated by the Purchase Agreement are not consummated within the time period specified in the Purchase Agreement or (ii) the Purchase Agreement is terminated, then Crescent Operating shall promptly pay to Magellan cash in the amount of $2,500,000 and shall issue Magellan a number of shares of Crescent Operating common stock, par value $0.01 per share, equal to the number obtained by dividing $2,500,000 by the average "closing price" of a share of Crescent Operating common stock for the five "trading days" prior to the date of termination of the Purchase Agreement and for the five "trading days" after the date of termination of the Purchase Agreement (collectively, the "Termination Fee"). The "closing price" for each such trading day means the last reported sales price, regular way, on such day, or if no such sale takes place on that day, the average of the reported closing bid and asked prices on that day, regular way, in either case as reported on the Nasdaq National Market. A "trading day" is any day on which the Nasdaq National Market is open for the transaction of business. Both parties hereto acknowledge that the Termination Fee is not intended as a penalty, but rather is intended as a reasonable estimate of Magellan's costs and expenses incurred in connection with the transactions contemplated by the Purchase Agreement and the Equity Purchase Agreement, as well as consideration for other opportunities it did not pursue in anticipation of the consummation of the such transactions. Notwithstanding anything to the contrary contained in this Agreement, Crescent Operating shall have no obligation under this Section 3.2 until the later of (i) 30 days after the date hereof or (ii) the date on which Magellan shall have delivered to CBHS Schedules 3.4(a) and 3.4(c) to the Services Purchase Agreement, which schedules shall be in a form and of a substance satisfactory to CBHS and Magellan; provided, however, that Crescent Operating shall have the right to terminate this Agreement or the Equity Purchase Agreement for any reason within 30 days after the date hereof, in which event the Termination Fee shall not be payable under any circumstances. In the event that Crescent Operating is required to pay Magellan the Termination Fee pursuant to this Section 3.2, payment of the Termination Fee shall be Magellan's sole remedy for the termination of this Agreement.

         3.3 Guarantees. Crescent Operating acknowledges that CBHS has agreed to use its commercially reasonable best efforts to secure the full and complete release, prior to the

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closing under the Purchase Agreement (and continuously thereafter if not released prior to such closing), of any and all guarantees (the "Magellan Guarantees") by the Sellers or any of their affiliates of any indebtedness or obligations of CBHS or its affiliates (other than CBHS) or any of the Subsidiaries or their subsidiaries (or under any contract assigned to CBHS pursuant to the Purchase Agreement) and to secure full and complete release, prior to the closing under the Purchase Agreement (and continuously thereafter if not released prior to such closing), of any and all obligations (the "Magellan Obligations") (i) of the Sellers or any of their affiliates (other than the Subsidiaries) under any agreement which was assigned to CBHS or its subsidiaries pursuant to the Contribution Agreement, dated as of June 16, 1997, by and among Magellan, Crescent Operating and CBHS, and under which the Sellers or any of their affiliates (other than the Subsidiaries) remain obligors or indemnitors in any manner and (ii) under any agreement of any of the Subsidiaries or their subsidiaries (or under any contract assigned to CBHS pursuant to the Purchase Agreement) and under which the Sellers or any of their affiliates (other than the Subsidiaries) will remain obligors or indemnitors in any manner after the closing under the Purchase Agreement. Set forth on Schedule
4.11 to the Purchase Agreement, to the knowledge, after reasonable inquiry, of those persons specified on Schedule 2.04(b) to the Purchase Agreement, is a list of all Magellan Guarantees and Magellan Obligations. To the extent, after the date hereof, the Sellers discover there are other Magellan Guarantees or Magellan Obligations not identified on Schedule 4.11 to the Purchase Agreement ("Unlisted Obligations"), the Sellers may request Crescent Operating to add any such Unlisted Obligation to such Schedule 4.11. If Crescent Operating agrees to add an Unlisted Obligation, such Schedule 4.11 shall be automatically amended to include the Unlisted Obligation, which shall be treated as if it had appeared on such Schedule 4.11 at the time of execution of this Agreement. Should Crescent Operating object to the addition of an Unlisted Obligation, Magellan may terminate any such Unlisted Obligation (and the related underlying obligations, if any); provided that such termination is permitted under the applicable contractual agreement; provided, further, that CBHS or its affiliates shall agree to such termination if permitted under such agreement or permitted by any third party to such agreement. Crescent Operating agrees that, to the extent any Magellan Guarantee (listed on Schedule 4.11 to the Purchase Agreement) of any such indebtedness or obligation or any Magellan Obligation (listed on Schedule
4.11 to the Purchase Agreement) is not fully and completely released on or before the closing under the Purchase Agreement, Crescent Operating will indemnify and hold harmless the Sellers and their respective affiliates and their successors and assigns from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the Magellan Guarantees and Magellan Obligations. Notwithstanding anything to the contrary contained in this Agreement, Crescent Operating shall have no obligation under this Section 3.3 unless and until the conditions set forth in the Purchase Agreement shall have been fulfilled or waived, and all transactions contemplated by the Purchase Agreement shall have been consummated.

         3.4 Conditions to Obligations of Crescent Operating. Notwithstanding anything to the contrary contained in this Agreement, Crescent Operating shall have no obligation under Sections 3.1 or 3.2 above unless and until:

                  (a) Magellan shall have delivered, and shall have caused each of the Sellers to deliver, a certificate stating that: (i) the representations and warranties made by Magellan or the Sellers, as the case may be, in this Agreement and the Purchase Agreement were true and correct in all material respects at the time of execution of the Purchase Agreement and, if applicable, as of the date on which the offering commenced and as of the date on which the offering closed, and (ii) the covenants required to be performed by Magellan or the Sellers, as the case may be, on or before the date on which Crescent Operating's obligations arose had been performed as of such date; provided, however, that the failure of Magellan to deliver (or to cause each of the Sellers to deliver) such certificate shall not relieve Crescent Operating of any such obligation unless Crescent Operating reasonably demonstrates (including, but not limited to, by receipt of advice provided to Crescent Operating and Magellan by the managing underwriter(s) in any such financing) that the fact that a contributing factor to the inability of CBHS to complete the financing described in Section 3.1 above was the fact that (A) such representations and warranties were not true or correct in all material respects as of the applicable date or (B) one or more of the covenants required to be performed was not performed by the applicable date, and

                  (b) the following conditions regarding interim final rule to be recommended by the United States Department of Health and Human Services Negotiated Rulemaking Committee (the "Rulemaking Committee") on the Shared Risk Exception relating to the existing statutory shared risk safe harbor, 42 U.S.C.
SECTION 1320a-7b(b)(3)(F) (the "Shared Risk Exception"), shall have been satisfied: (i) the Shared Risk Exception shall have become effective, as stated in the notice of publication, and (ii) the Services Purchase Agreement to be entered into by and between Magellan and CBHS (the "Services Purchase Agreement") either (A) shall have been executed in the form agreed to by the parties as of the date hereof if the Shared Risk Exception is the same as the text, other than nonsubstantive changes, of the statement issued on January 22, 1998, by the Rulemaking Committee, or (B) shall have been executed in a form that complies with the Shared Risk Exception and that would not result in any material loss of the proposed benefits to be provided to Crescent Operating or CBHS thereunder if the Shared Risk Exception is not the same as the text, other than nonsubstantive changes, of the statement issued on January 22, 1998, by the Rulemaking Committee.

                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or by Federal Express, or sent by telecopy, or sent by United States registered or certified mail, postage prepaid as follows:

                           (i)      if to Crescent Operating:

                                    Jeffrey L. Stevens
                                    Executive Vice President and Chief Operating
                                    Officer
                                    Crescent Operating
                                    307 West 7th Street
                                    Suite 1025
                                    Fort Worth, Texas 76102
                                    Facsimile: (817) 339-1001

                                    with a copy to:

                                    Sylvia M. Mahaffey, Esq.
                                    Shaw Pittman Potts & Trowbridge
                                    2300 N Street, N.W.
                                    Washington, D.C. 20037
                                    Facsimile:  (202) 663-8007

                           (ii)     if to any of the Sellers:

                                    David Hansen, Esq.
                                    General Counsel
                                    Magellan Health Services, Inc.
                                    3414 Peachtree Road, N.E.
                                    Suite 1400
                                    Atlanta, Georgia 30326
                                    Facsimile:  (404) 869-5660

                                    with a copy to:


                                    J. Eric Dahlgren, Esq.
                                    Dow, Lohnes & Albertson
                                    One Ravinia Drive
                                    Suite 1600
                                    Atlanta, Georgia 30346
                                    Facsimile:  (770) 901-8874

or such other address as any party may designated by written notice to the other parties. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier.

         4.2 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements relating to the transactions contemplated herein.

         4.3 Successors and Assigns. The terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Magellan may assign its rights under this Agreement to one or more of its subsidiaries.

         4.4 Expenses. Each of Magellan and Crescent Operating shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Crescent Operating shall reimburse Magellan for reasonable attorneys' fees incurred by Magellan in connection with Magellan's enforcement of the obligations of Crescent Operating hereunder upon the failure of Crescent Operating to perform such obligations.

         4.5 Severability. If any provision of this Agreement shall be determined by arbitration in accordance with Section 4.6 to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto.

         4.6 Arbitration. The parties agree to resolve any dispute, controversy or claim arising out of or relating to this Agreement, its interpretation or performance (a "Controversy") in accordance with this Section 4.6.

                  (a) The parties agree to negotiate in good faith for up to 45 days after written notice by one party to the other party or parties to the Controversy, in order to attempt to resolve such Controversy. In this regard, each party agrees to involve its respective senior management in these discussions if necessary.

                  (b) In the event that such Controversy is not resolved through mutual discussions within such 45-day period of time, such dispute or controversy may be submitted by any such party to, and if so submitted shall be finally settled by, arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association, and judgment upon the award may be entered in any court where the arbitration takes place or any court having jurisdiction. Any such arbitration shall take place in Atlanta, Georgia, and there shall be one arbitrator. The parties shall attempt to agree on the selection of the arbitrator within 60 days after receipt of the written notice referred to in clause (a) above; if the parties agree, the agreed-upon person shall be the arbitrator; if the parties cannot so agree, the arbitrator shall be selected by the American Arbitration Association in accordance with the Rules. The arbitrator may order specific performance or other equitable relief or remedies, to the extent he or she deems it appropriate, in any situation in which a court could so order. All costs of such arbitration, including the compensation of the arbitrator (but not including the parties' attorneys', accountants' and other professionals' fees, as to which each party shall pay its own, except as otherwise provided in Section 4.4) shall be allocated 50% to Crescent Operating and 50% to Magellan. The decision of the arbitrator shall be final and binding upon the parties, their successors and assigns, and they shall comply with such decision in good faith, and each party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment with respect to and to enforce the decision of the arbitrator hereunder.

         4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable in the case of agreements made and to be performed entirely within such State, without regard to such State's conflicts of laws rules.

         4.8 Headings. The headings in this Agreement are included herein for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose.

         4.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and same instrument.

         4.10 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

         4.11 Variations of Pronouns; Definitions; Number; Gender. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require. Whenever used herein the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders. "Person" shall mean an individual, firm, trust, association, corporation, limited liability company, partnership, government (whether federal, state, local or other political subdivision, or an agency or bureau of any of them) or other entity.

         IN WITNESS WHEREOF, this Support Agreement has been duly executed by the parties hereto as of the date first above written.

                               MAGELLAN HEALTH SERVICES, INC.


                               By:/s/ CRAIG L. MCKNIGHT
                                  ----------------------
                                  Craig L. McKnight
                                        Its: Executive Vice President and
                                               Chief Executive Officer
                                             ------------------------------


                               CRESCENT OPERATING, INC.


                               By: /s/ JEFFREY L. STEVENS
                                   -----------------------
                                        Its: Executive Vice President and
                                               Chief Operating Officer
                                             ------------------------------


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                                  Schedule 1.4

         Consent of the shareholders of Crescent Operating for issuance of common stock under Section 3.2, if required by Rule 4460(i) of the Rules of the Nasdaq Stock Market